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                                                                    EXHIBIT 99.2

                               ASYST TECHNOLOGIES

                             MODERATOR: JOHN SWENSON
                                 AUGUST 4, 2004
                                   4:00 PM CT

Operator:      Good afternoon, ladies and gentlemen, and welcome to the Asyst
               Technologies First Quarter of 2005 conference call. At this time all participants are in a listen-only mode.

               Following today's presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the
               0. As a reminder, this conference is being recorded today, Wednesday, August 4, 2004.

               I would now like to turn the conference over to John Swenson. Please go ahead, sir.

John Swenson:  Thank you, operator. Good afternoon, everyone, and welcome to the
               Fiscal 2005 First Quarter conference call for Asyst Technologies. A press release detailing our results for the quarter was distributed by Business Wire earlier today, August 4, 2004.

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                 The release has been posted to our Web site, which is at
                 www.asyst.com. To access the release, interested parties should click on the Investor Relations link, followed by the Press Release link.

                 I need to remind you that during today's call we will make forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed report with the SEC on Form 10-K.

                 We also will present non-GAAP financial information in this conference call. For a description of what is excluded from pro forma results and a reconciliation of GAAP to non-GAAP results, please refer to the press release which again, is posted on our Web site.

                 Now to our conference call. With us today are Steve Schwartz, Chairman and CEO, Warren Kocmond, Senior Vice President of Worldwide Operations, and David White, Chief Financial Officer. This is Warren's first conference call with Asyst, having joined us from Applied Materials just over 90 days ago.

                 Warren will start us off with operational highlights of the quarter, David will provide a financial review and then Steve will provide a strategic overview. Then we will be happy to take your questions.

                 Now I'll turn the call over to Warren Kocmond. Warren?

Warren Kocmond:  Thank you, John. I'd like to briefly summarize a few of the highlights for the quarter. First, at ATI we achieved our highest sales on a continuing operations basis since the March quarter of 2001.

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               We increased ATI's sales by 44%, drove another sequential gross margin improvement and generally improved operating metrics throughout the manufacturing organization.

               The outsourced manufacturing model is now performing well operationally. And we are now in a position to talk about extracting the next layer of efficiency and further reducing material cost just as we had envisioned from the inception of this model.

               Second, we met our operational objectives at Asyst-Shinko. However, we received a large purchase order in the fiscal second quarter that caused us to recognize approximately 15 million in revenue in the second quarter, which we previously expected to recognize in the first quarter.

               This also had an impact on ASI's gross margin. Had we been able to recognize this incremental revenue in the first quarter, it would have brought us into the range of our guidance.

               Third, we had a solid bookings quarter for 300 millimeter. And subsequent to the end of this quarter, had a massive order for a Gen-6 flat panel AMHS project.

               This large order is especially significant because we believe that it will provide gross margins of approximately 15%, which was our minimum threshold for the project.

               Now I'll shift to our specific results for the quarter. Total net bookings in the quarter were 108 million, which compares with 149 million in the prior quarter and 44.5 million in the same quarter a year ago.

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               At ASI we won a large FPD project, resulting in approximately 120 million of new bookings that fell into the second fiscal quarter. This order alone would represent a record bookings quarter for us at ASI.

               ASI bookings at 44.6 million in the fiscal first quarter compare with 70.5 million in the prior quarter.

               This reflects essentially flat semiconductor-related bookings of
               42.8 million versus 43.7 million in the prior quarter, combined with only 1.8 million in flat panel display bookings versus 26.8 million of flat panel display bookings in the prior quarter.

               As we have said previously, ASI bookings can be very lumpy based on the timing of customer decisions for large AMHS projects.

               First quarter bookings at ATI were 63.5 million, which compares with 78.1 million in the prior quarter. This reflects a 32% decline in ATI's 200 millimeter bookings.

               Demand for 200 millimeter SMIF products ramped rapidly, which is typical among the foundry customers in Asia, and can slow just as quickly.

               We currently expect our 200 millimeter bookings to stabilize at first quarter levels but recognize that this market can go lower or higher with very little warning. Steve will have more to say on the 200 millimeter markets in his comments.

               Falloff in 200 millimeter ATI was partially offset by a 16% increase in 300 millimeter bookings. This is consistent with our view that 300 millimeter capacity expansion is healthy.

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               Our consolidated backlog stood at approximately 135 million as of the end of the quarter. OEM net bookings were essentially flat at
               39.7 million versus 42.7 million last quarter. OEMs represented 37% of the bookings for that period.

               Moving to net bookings by region, the results were as follows -- Asia Pacific - 33%, Japan - 28%, North America - 35%, and Europe coming in at 4%.

               Now moving on to sales. Net sales for the quarter were 140.9 million, up 8% from 130 million in the March quarter. By customer type, sales for the quarter were 30% to OEMs, 70% direct to fabs.

               Sales by region broke down as follows -- North America - 22%, Japan - 20%, Asia Pacific - 53%, and Europe - 5%.

               As a percentage of total sales, 300 millimeter solutions represented 40% of sales, flat panel display represented 13% of sales and the remainder, or 47% of the sales, related to 200 millimeter and other.

               We had one customer that represented approximately 13% of sales for the quarter. No other customers represented more than 10% of sales for the quarter.

               Our consolidated gross margin for the quarter was 23.3%, up from 20.1% in the prior quarter. Gross margin at ATI improved to 35.7% compared to 32.1% last quarter.

               At Asyst-Shinko we saw a gross margin of roughly 10%, which is down from last quarter and from guidance. As noted previously, this was largely due to a

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               purchase order we received in the fiscal second quarter, which we previously expected to recognize in the first quarter.

               We are looking for sharp improvement from ASI in the current quarter, which I'll talk about more in a moment. I want to provide some very specific insight into what our challenges are and into our recent and future initiatives to improve gross margins in the business.

               At ATI, half of our products have blended gross margins of greater than 40%. In general we are the market leader in these categories and we also are technically differentiated. These margins already are strong and can get better with continuing improvement in efficiencies.

               The other half of our products suffer from the channel change to OEMs, growing commoditization or some combination of the two. Our average gross margin on these products is in the range of 20% to 30%.

               Our challenge continues to be very clear -- break out of the commoditization and complexity problems by leveraging our new Spartan product line, which is why we're preparing Spartan to replace the gross profit contribution of our 200 millimeter products.

               Spartan is clearly differentiated in the sorter market already. In the tool front-end market, which is the other application of Spartan, we have the opportunity to differentiate with a much less complex, lower cost platform.

               Spartan is still a new product and its market success currently is ahead of its cost takedown curve. We have a team focused on Spartan cost reduction and we expect the rate of cost reduction to begin to catch up with the volume ramp.

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               By the end of this fiscal year, we expect margins on the Spartan sorter to be significantly better than the product it replaces.

               And as Spartan gains traction as a tool front-end application and becomes a more and more significant portion of our product mix, we believe we will begin to see significant cost advantages over our current range of 300 millimeter atmospheric tool front-end solutions.

               Now to our outsourced business model at ATI. After just over one quarter on the job, I'm convinced that our decision to outsource ATI's manufacturing provides the optimal gross margin opportunity across a full cycle.

               After a rough beginning to this up cycle, we now are meeting customer delivery timeframes. There is more that can be done to reduce costs associated with items such as expediting and freight.

               We have teams in place working on these issues and we expect to achieve continuous improvement. We also will continue to ramp down some of the fixed manufacturing costs here and in Japan.

               Material cost reduction is the next big opportunity at ATI. We have material commodities teams identifying opportunities in low-cost regions. And we expect to make continuous improvement on materials cost.

               However, it takes time to qualify new suppliers and even longer to burn through legacy material that is either on hand or committed. To some extent, our materials cost for the next six months is set.

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               As a result, benefits from the incremental progress we make in materials cost reduction over the next quarter won't begin to show up on the P&L until the first half of next year.

               At ASI we face competitive pressures on pricing and we have an expensive supply chain. To some extent, we may have accepted more pricing pressure in the past than we necessarily needed to.

               In many competitive situations, the customers prefer our solution and we have the capability to spend more time in negotiation at the front-end to align the scope the customer is requesting with the price the customer is willing to pay.

               We also have abundant opportunity to reduce the product cost at ASI. ASI already uses subcontractors extensively for subassemblies and onsite installation, which makes for a good model in a cyclical business and gives us an opportunity to leverage volume.

               I'm looking forward to the challenge of improving profitability at Asyst. We have a good operations team here that is getting even better with some additional key hires that will be focused on strategically critical cost reduction initiatives. In addition, we can see lots of opportunity in front of us.

               With that, I'll turn the call over to David.

David White:   Thanks, Warren. I will finish the discussion of the P&L and then
               I have a few comments on the balance sheet, our working capital metrics and the financial outlook.

               Turning to operating expenses, we were within our guidance and ongoing spending was down approximately $1 million quarter-over-quarter. Included

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               in our reported numbers are a one-time R&D cost of $1.2 million related to our FasTrack development.

               Other expense was approximately $600,000 compared with $1.5 million in the prior quarter. The improvement is primarily attributable to reduced impact from foreign currency effects.

               The net result of the quarter was a GAAP net loss of $900,000 or 2 cents per share.

               And excluding the amortization of intangibles and stock-based compensation from prior acquisitions, along with $200,000 of restructuring costs, we reported pro forma net income of $2.1 million or 4 cents per share.

               Now to the balance sheet. We were operating cash flow positive for the second quarter in a row. Cash, cash equivalents and short-term investments at quarter-end totaled $123 million, up from $118 million at the end of March.

               Accounts receivable totaled $175 million at the end of the quarter versus $148 million at the end of March.

               DSOs were 113 days compared with 115 days at the end of March. DSO improved at ATI while the increase at ASI primarily reflects the timing of percentage of completion revenue recognition versus the timing of customer invoicing milestones.

               Inventory at the end of the quarter was $51.7 million, up from $27.7 million at the end of last quarter. Five million dollars of this increase is attributable to ATI. The remainder is primarily attributable to the delayed revenue

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               recognition at ASI. We expect inventory related to that project will be converted to revenue this quarter.

               Now for the outlook. Our outlook for the quarter ended September 25, 2004 is detailed in our press release. Notable is the essentially flat gross margin outlook at ATI based upon mix shift from 200 millimeter to 300 millimeter.

               As Warren noted, we are making continuing improvements in manufacturing costs on multiple fronts. And we expect the progress to continue in the fiscal second quarter.

               However, given the large current difference between our margins on 200 millimeter SMIF and 300 millimeter OEM products, our progress will be offset, at least in the current quarter, by this unfavorable change in sales mix.

               R&D and SG&A expenses are expected to come down by approximately $2 million from June quarter levels as a result of selective workforce reductions and a one-time R&D expense we incurred in the June quarter.

               This concludes my comments. Since this is my last conference call with Asyst and I will be transitioning later this month -- I'll be doing so after completing the company's quarterly filings -- I'd just like to say that it's been a pleasure working with this team and getting a chance to know many of you.

               And although I am pursuing a new opportunity in my own career, I believe that Asyst has a great opportunity to leverage its market leadership and operating model into sustained profitability. And I look forward to seeing that progress.

               With that, I'll turn the time over to Steve.

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Steve Schwartz:  Thank you, David. You heard from Warren about our challenges and opportunities related to converting our strong top line into continued positive operating results.

                 Let me focus my comments on our market position, the state of the business relative to our strategic goals and our view of the industry environment. First, our market position has never been stronger. And just as importantly, we are strong in the right parts of the globe.

                 Approximately 75% of our served market is in Asia and roughly 2/3 of our market is addressed directly with the fab. Because of our legacy as the company that brought SMIF technology to the industry, we've been in front of our fab customers for a full 20 years now.

                 Asian foundries were among the strongest early adopters of SMIF so we have a uniquely solid presence in Taiwan, Singapore, Malaysia and most recently China.

                 We are also the leading automation company in Japan, with a presence that again started with SMIF, migrated to the Japanese OEMs and now includes Asyst-Shinko.

                 When we talk about presence, it means not only current sales but also installed base, people on the ground and manufacturing and factory repair capability. We are deployed where most of the business is today and where it's expected to grow.

                 We remain the clear leader in 200 millimeter SMIF with a market share that we believe is approximately 85%. While other vendors may be able to pick

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               off a few units here and there primarily through pricing, we have what we believe is the premium product and a pricing structure that befits an industry leader.

               We believe that our share of 300 millimeter AMHS has stayed constant over the past year. During that period, we were the technical winner for two significant opportunities where the pricing went to levels that wouldn't provide our targeted gross margin.

               We walked away from those opportunities but still maintained share. We have what we believe is a higher performance system than any of our competitors. But we believe that we also have the highest cost structure.

               As we execute cost reduction either through engineering or sourcing, we expect to be more competitive for some opportunities while not giving back all of our gains.

               Asyst is the clear leader in Auto ID WIP tracking and connectivity software, which together account for up to 10% of our market opportunity in a 300 millimeter fab.

               We believe we're also gaining share in the 300 millimeter tool front-end business, led for the moment by our IsoPort. But that remains a fragmented business with too many competitors selling through an OEM channel that comes with a lower margin.

               We have the opportunity to completely redefine the tool front-end with our Spartan product line, which provides us with 100% of the revenue associated with the front-end and a target margin that is a significant improvement compared with our current 300 millimeter product set.

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               The current story on Spartan is its outstanding success in the sorter market. We've won four out of four competitive evaluations, all with large 300 millimeter customers.

               We continue to ramp the build forecast and anticipate that Spartan will capture roughly 30% of the sorter market this year, off of a base market share for our legacy sorter of essentially zero.

               Back in February we told you that we were fully committed to the flat panel business because we have a competitive technology, the opportunity is large and the timing of the cycle is likely to be at least somewhat disconnected from silicon.

               With the large order we announced last month, we believe that we have vaulted into at least a tie for the leading market share in flat panel AMHS. And we clearly have leading market share in Gen 6, which is where much of the capital spending is going in 2004.

               Just as importantly, we now are the AMHS supplier for two customers that we believe will continue to invest in Generation 6 and Generation 7 over the next two to three years.

               One final comment on market position. When you have a leadership position such as ours across a broad range of products, you have the opportunity to bring new ideas to customers.

               At Toshiba in Oita, in addition to winning the AMHS, we sold loadports directly to the customer, as well as our AdvanTag auto ID system and a package of value-added services.

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               By selecting Asyst for a majority of the loadports, Toshiba has the opportunity to reduce its inventory of spare parts and streamline operator training. The package of services Toshiba selected includes complete setup and optimization of the automation architecture, principally the AMHS and loadports.

               It helps Toshiba bring up the automation and ramp the factory to yield and volume as quickly as possible. We will be providing ongoing support to Toshiba, which includes maintaining the interoperability of other vendors' loadports with the AMHS system.

               This is validation of our core philosophy that the loadport is a node in the fab automation system and not part of the tool. It also is a reflection of our continued commitment to engage with our fab customers as an automation partner.

               This was a significant win for our performance automation strategy and we believe the experience and hard data we gather at Oita will help us accelerate the penetration of our suite of products and services into other customer fabs.

               You've heard us repeatedly discuss that our super ordinate objective is to breakeven, at worst, in any downturn and to be highly profitable in the upturn. Our ability to get there is hinged on three primary initiatives.

               Our first initiative was to variable-ize (sic) our cost structure. We did so by implementing our outsourced manufacturing model. Results from this last quarter give us confidence that the outsourced model works.

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               Our second initiative was to reduce our absolute cost of
               manufacturing. In this regard we're implementing a number of cost reduction initiatives, which are showing progress with each week, as evidenced by gross margin improvements at ATI over the prior two quarters.

               And finally, our third initiative has been to expand and diversify the revenue base. With the addition of ASI we not only gained scale, but also the flat panel display revenue stream, which we believe will be at least slightly disconnected from the semiconductor cycle.

               Our work is far from complete but we're pleased with the developments of the last quarter as support and validation of our ability to execute substantial business transformation.

               Before we go to questions, I promised a few comments on the state of the industry. We see the same list of 300 millimeter projects that everyone sees. Our position in the AMHS business means that we might see an order as much as six months ahead of other equipment orders.

               This doesn't give us better insight into what customers might be doing a year from now. But it certainly gives us a sense for what might be happening with equipment orders over the next six months.

               We don't believe that a quarter-to-quarter AMHS booking trend is very meaningful because of the typical size and inherently nonlinear pattern of customer orders.

               If we look at the past six months relative to the prior six months however, our semiconductor AMHS bookings are up 54%. While we do not guide on

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               bookings, we continue to see more semiconductor AMHS activity in the second half of the calendar year.

               We're at a general level of semiconductor business that is more than double where we were one year ago. Although 200 millimeter has slowed down from the strong pace of the first half, 300 millimeter opportunities appear to be picking up.

               The long-term outlook for 200 millimeter, particularly in China, continues to be robust. We are tracking 11 potential 200 millimeter SMIF projects in China.

               Much of the anticipated expansion is expected to be with refurbished tools but few of the tools in the refurbished market are SMIF'd. As a result, any SMIF expansion plan in China is likely to mean new revenue to Asyst.

               Our largest customer in China currently is running four SMIF fabs that in aggregate are about 50% populated with tools. Two other SMIF customers in China are in aggregate about 1/3 full.

               Another customer is planning a small SMIF expansion of a current fab and is now finishing the clean room for a new 30,000 wafer per month SMIF factory. If demand is there, they could begin populating the fab with tools next year. The same is true for two other large factories, each of which is planning to SMIF their phase two expansions.

               Before we go to questions, let me shift gears for a moment and comment on our search for a new CFO. We have commenced an active search. We have identified several strong candidates and already have met with a few of them. We're committed to getting a high-quality executive in here fairly quickly.

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               In the meantime, our principal accounting officer will serve as our acting CFO, supported by other talent in the finance organization and on our audit committee.

               In conclusion, I want to emphasize that we had a great quarter. In our view, the impact of the timing of revenue we expected to recognize at ASI in the first fiscal quarter was outweighed by the strong performance out of our ATI manufacturing organization, the outstanding traction of both our hardware and software products in the marketplace, as well as our success in both market share and expected profitability in our flat panel business.

               Although the near-term mix of 200 millimeter provides a new challenge to ATI's gross margin, the marketplace shift to 300 millimeter is inevitable and is welcome.

               Our revenue opportunity per fab at 300 millimeter is more than two times the opportunity at 200 millimeter. And we have the right team to improve gross margins on our 300 millimeter product line.

               That concludes our formal comments and now we'll be happy to take your questions. Operator?

Operator:      Thank you, sir. Ladies and gentlemen, at this time we'll begin the question and answer session. If you have a question, please press the star followed by the 1 on your pushbutton phone.

               If you would like to decline from the polling process, press the star followed by the 2. If you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment please for the first question.

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                 Our first question comes from Brett Hodess with Merrill Lynch.
                 Please go ahead with your question.

Brett Hodess:    Good afternoon. Steve, a couple questions.

                 On the mix shift to 300 millimeter, while we're all expecting that, is the falloff in 200 millimeter starting to be more steep than you'd expected because it does seem like the impact on the margins is a little more pronounced than what we would've - what I was thinking based on some previous input from you folks.

Steve Schwartz:  Yeah Brett, it's come pretty quickly. It's a slowdown. I know that's a falloff but for sure the 200 millimeter has been pushed a little bit. And just because of the margin profile of the product, it's the margin falloff you'd expect as a mix change when 200 millimeter is still profitable.

Brett Hodess:    Okay. And then when you look at the revenues for this coming quarter, we've got the 15 million recognized that you put from last quarter into this quarter.

                 So it looks like that if you X that out, you're sort of looking at a - sort of a flattish to slightly down core business to X that flat panel stuff in this quarter. Is that just the timing you think, as you switch over to more of these 300 millimeter
                 (buys)?

Steve Schwartz:  Brett, some of it's timing and as we mentioned, the bookings are down in the core and most of that's 200 millimeter. So you can make up almost 15 million in some of the 200 millimeter falloffs.

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Brett Hodess:    Okay. And then when you look at the $120 million flat panel order, some of it's actually shipped now. Over what period of time do you expect that? And is the 120 million all booked at this point or do you expect to get other pieces of the hard bookings, you know, as you roll forward with the project?

David White:     Hi Brett, this is David. I'll take that. The order was booked entirely in the July - month of July. And we expect to recognize it principally over the September quarter and the December quarter. There will be maybe 10% or so that will be remaining in the March quarter.

Brett Hodess:    Okay. And do you expect that that could sort out fairly
                 linearly or will it get dealt out in...

David White:     December will be a little bit heavier than what the September month is - quarter is.

Brett Hodess:    Okay. And then I guess my final question, you talked a little about, you know, the outsourcing on ATI in materials, progress and whatnot. It sounds like the December quarter is the quarter where you'll start to see some, you know, material benefit from that. You know, is that correct?

                 And then how material will that be in terms of being able to help offset some of the 200 millimeter falloff?

Warren Kocmond:  Brett, this is Warren. As I alluded during my portion of the discussion, I think that we can start to see some pretty good accounting to scale as we get into the ASI supply chain in the out quarters. And I expect by the December timeframe we ought to be able to probably get a couple of points' impact.

Brett Hodess:    Great. Thank you.

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Operator:        Our next question comes from Bill Ong with American Technology
                 Research. Please go ahead with your question.

Bill Ong:        Yes, what's your gross margin difference between 200 millimeter and 300 millimeter? And I know maybe you can't comment specifically.

                 But I'm just trying to get a better understanding of why the gross margins are still going to be lower in the September quarter because your gross margin on flat panel is going to be 15%.

                 So it's much better than the last two quarters. And then your gross margins aren't much higher on the ATI, 40%, and then the ASI is about 20. It just seems like - the 200 millimeter seems to be a significant dampening effect. Is that a fair assumption?

David White:     Bill, this is David. If you go back to our comments on 200 millimeter, they're really isolated to the ATI side of the business and not to the AMHS side.

                 If you take the ATI side of our business and divide it up into those two pieces, 200 millimeter and 300 millimeter, the 200 millimeter business has typically been in the mid-20s to low-30% type of those margin ranges whereas the 300 millimeter business in aggregate has been north of 40%.

                 And some of that has to do with the fact that principally, the 200 millimeter business is sold directly to the fab whereas the 300 is sold through another channel of distribution, which obviously, you know, takes a piece of the profitability out of the equation.

Man:             Bill, what David said, just switch it.

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David White:     Oh did I reverse it?

Man:             Yeah.

David White:     Yeah.

Man:             Two hundred millimeter...

David White:     Two hundred millimeter.

Man:             ...is 40, 300 millimeter -- 20 to 30.

David White:     Right.

Bill Ong:        Okay.  All right. Thanks.

Operator:        Our next question comes from Edward White with Lehman Brothers.
                 Please go ahead with your question.

Edward White:    Yes, in the flat panel display area you mentioned that the new
                 120 million order is about a 15% gross margin. Can you talk about where the gross margin could ultimately grow in the flat panel display AMHS, what some of the factors would be behind getting that higher over time?

Steve Schwartz:  This is Steve.  It's a little bit tougher to differentiate in flat panel but our objective for that business is somewhere in the range of 20% to 25% gross margin, which we think would be reasonably healthy in a very competitive environment.

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                 The thing to remember there is that we OPEX area on the flat panel display business. We're running about $1 million a quarter to support that business from an OPEX standpoint.

Edward White:    Okay. And what sort of things - do specific things need to be done to get to that? Or do you think it's just, you know, as you get the orders over time and you work with the customers and price that out you get there?

                 Or what do you think the key factor is to getting to that gross margin level there?

Steve Schwartz:  Ed, right now we're pretty close. The fact that we had some experience from LG.Philips' business where that contract actually was negative, to improve from there to this level is about 20% increase.

                 And as we continue to move down a cost curve and we're more familiar with what and how we have to price, we think we're pretty close to being able to get in the 20% to 25% range as another piece of business comes along.

Edward White:    Okay. Great. Thank you.

Operator:        Our next question comes from Patrick Ho with Moors and Cabot.
                 Please go ahead with your question.

Patrick Ho:      Thanks a lot. Just following up on Ed's question on the flat panel display gross margin, can you just give me a little more color on where the biggest lever is? Is it pricing or is it continued cost reduction?

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

Steve Schwartz:  Patrick, this is Steve again. Patrick, first of all we think
                 15% is a pretty huge increase. Again, this is a business we weren't even participating in a year ago. So pretty significant so far.

                 It's going to be a combination of pricing and cost. But if we get another whack at the same kind of business, we know there's an opportunity for five points in the cost area.

Patrick Ho:      Okay. Great. Also moving on to the ATI front, also on the gross margin, I guess I understand on the 200 millimeter to 300 millimeter shift and the product mix shift impacting gross margins.

                 I guess I'm trying to understand what happened, I guess in the prior six months in terms of, you know, improving the cost structure on the 300 millimeter front because it does seem like it's taking a lot longer than I thought.

                 Or the difference seems to be a lot bigger than I anticipated, you know, just six months ago as you transitioned over. Can you just give a little more color on what the levers are there?

Warren Kocmond:  Patrick, this is Warren. Again, I think it comes down to being able to aggressively go after material cost reduction.

                 My sense is that in the previous six months we were very much focused on improving some our fundamental ship-on-time performance. And at this point we're getting to the point where we're beginning to really be able to work a lot harder at our overall supply chain.

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

                 So I think that this should be able to accelerate a bit as we go. Basically we get the highest prices in the industry for 300 millimeter so I suspect that there's not a whole lot of leverage left on our ASPs.

Patrick Ho:      Okay. So it is the material cost front that's the biggest, I guess lever to improve the gross margins front for ATI?

Warren Kocmond:  Yeah, at this point I'd say so.

Patrick Ho:      Great. Thanks a lot, guys.

Operator:        Our next question comes from Bill Lu with Piper Jaffray. Please go ahead with your question.

Bill Lu:         Yeah. Hi there. Good afternoon. Can you hear me okay?

Man:             Yeah.

Man:             We can hear you, Bill.

Bill Lu:         Great.

Man:             We can hear you.

Bill Lu: Thank you. A couple of quick questions. I'm wondering if you could talk about the percentage of shipments from Solectron during the quarter and what you expect it to be next quarter.

Man:             One more time, Bill?

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

Bill Lu: I'm wondering if you could talk about what the percentage of shipment was in the fiscal first quarter and what he expects it to be in the fiscal second quarter.

Man: Do you mean, Bill, from Solectron - product source from Solectron?

Bill Lu:         Yeah. Exactly.

Man: So if you look at our business, ASI manufactures their products solely in their own captive manufacturing facility.

                 On the ATI side, those products are substantially all manufactured by Solectron with a small exception being some robotics products, which are outsourced in Japan. So probably something on the order of 90% or so.

Bill Lu:         Okay. So it was really that high in the fiscal first quarter?

Man:             Pardon?

Man: Bill, if you took the 73 we reported at ATI, you've got 20% or so that is software and service. So, you know, something like 80% of products. And virtually all of that flows through Solectron in Singapore.

Bill Lu: Okay. And one other question. I'm not sure if I missed it earlier but did you talk about your mix in the ATI division this quarter between (200 and 300) millimeter?

Man:             No.

Man:             No. We're not - we don't disclose that.

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

Bill Lu:         Okay. Great. Thank you.

Operator:        Our next question comes from Jay Deahna with JP Morgan. Please go ahead with your question.

Jay Deahna:      Thank you. Good afternoon. Has your expectation for
                 semiconductor-related orders for the next two quarters, the September and the December quarter, changed at all in the last
                 - I guess since summertime last? That's the first question.

                 And then the second question is what percentage of industry capital spending in calendar `05 do you expect to be 300 millimeter?

Steve Schwartz:  Jay, this is Steve. Jay, in terms of orders, we haven't seen any movement in any of the fab activity for what we anticipate for the September and December quarters with the exception of, as we mentioned, the slowdown in some of the 200 millimeter business.

Man: Jay, as far as anticipated mix on CAPEX, you know, when we look at the amount of spend associated with the 300 millimeter project, it is just so much bigger than 200 millimeter. So - then again, we participate at a different level in terms of share.

                 So for us, even if 200 millimeter is only 20% to 30% of the spend, which is likely, it still would likely be higher than that as a percentage of our mix.

Jay Deahna:      When you talk about a 200 millimeter slowdown, are you talking about a slowdown in the rate of tool deliveries that have already been ordered or a slowdown in the rate of incremental orders?

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

Man: We don't know, Jay, in terms of the timing of tools. But generally our products aren't delivered until the tools are onsite in the 200 millimeter fab.

Jay Deahna:      Right.

Man: All we can talk about is what it is for the product that we deliver to the 200 millimeter fab.

Jay Deahna:      Okay. So when you're talking about a slowdown, you're talking about the rate at which you ship to your customers and then they get shipped into the fabs?

Man:             Well we ship the 200 millimeter product directly to the fab.
                 And Jay, what I don't know is if the tools are already onsite and we've been slowed down or if the tools have not yet been delivered and we've been slowed down.

Jay Deahna:      Okay. And then the final question is if there's a - if there is some sort of a slowdown in end demand patterns that materializes over the next quarter or two - and I guess this is probably for Warren.

                 Given that there's a lot of, I guess you could say improvements going on in your manufacturing operation, if you had to cut cost at the same time that you were making yourself more efficient, would that just be, you know, more of the same? Or would there be some different levers that you would have to pull?

Warren Kocmond:  Thanks for the question, Jay. I don't know that there are a lot more levers than the ones we've already described. Material costs remain the number 1 thing that we can look at.

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

                 Clearly, during my discussion we talked about some selected reductions that are going on. But going forward it really remains material cost reductions that we're going to focus on and probably even more so than we have in the past.

Jay Deahna:      In terms of modulating your breakeven point, that's the primary lever right there?

Warren Kocmond:  Yeah.

Jay Deahna:      Thank you.

Operator:        Our next question comes from Ben Pang with Prudential. Please go ahead with your question.

Ben Pang:        Hi. A couple of questions. You mentioned that you gave up some business on the AMHS side for pricing. Were those legacy customers?

Man:             Not prior Asyst customers.

Ben Pang:        Okay. And is this - is that effect a lot stronger than what you anticipated in terms of your competitors' cutting the price?

Man:             Sorry, Ben. One more time?

Ben Pang:        I guess - you mentioned that you gave up two pieces of business in AMHS because of poor pricing, right?

Man:             Yes.

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

Ben Pang:        Is that - is the pricing environment worse than what you guys were thinking? I mean is it getting worse, basically?

Man: Actually Ben, the pricing environment is better. And rather than go to a place we might've a year and a half ago, we stopped short of that.

Ben Pang:        Okay. And in terms of your 300 millimeter sorter, can you give us an idea of how that's going to progress through the rest of the year in terms of - are we at - are you at a stage where you need to be qualified now?

                 Or you pretty much are done qualifying the build, your shipping parts to the qualified customers and you're just waiting for new customers? What is the - because you mentioned the four out of four qualifications. Did those all result in purchase orders then?

Man:             (Bulk) volume orders on all four of those.

Ben Pang:        How many are you competing for right now?

Man:             There's a couple ongoing opportunities right now.

Ben Pang:        Okay. And what about through the rest of the year, in terms of the number of projects that you can still be competitive this quarter?

Man: Well, you know, anybody who's adding capacity will probably add sorters. We're talking to all of them to open up and look at us as a new source for that sorter. So, you know, every 300mm project, we want to be in the running, Ben.

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

                 Maybe a better way to answer it though, is just what do we see as the Spartan sorter in terms of its rate of growth in our forecast?

Ben Pang:        Okay.

Man: And we think by year-end it's shipping at a rate four times higher than where we are today.

Ben Pang:        Okay. And the last question, in terms of 200 millimeter, is 200 millimeter basically - going forward, will all be in China and Japan?

                 I know like a year ago there was still some thinking that Japan would retrofit some of the 200 millimeter fabs. Is that pretty much not going to happen anymore? I mean do you just concentrate on 200 millimeter for China?

Man: Ben, it's both in China and Japan. Most of it's going on right now in China. That's where the biggest opportunity is. There's still opportunities in Japan.

Ben Pang:        Okay. Perfect. Thank you very much.

Operator:        Our next question comes from Steve O'Rourke with Deutsche Bank.
                 Please go ahead with your question.

Steve O'Rourke:  Good afternoon. A couple questions. I may have missed this but why is the FPD AMHS business you've just won at 15% gross margin - what's different from previous (systems)?

Steve Schwartz:  Steve, this is Steve. I'm not sure what you meant -
                 `different'. If you paid attention to the last one, this is significantly better. It's a better pricing environment.

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

Steve O'Rourke:  Well I mean it's a better gross margin. What's so much different? Just the pricing environment?

Steve Schultz:   Pricing environment is one. We understand the cost structure -
                 we had a chance to go through, based on what we learned from previous business. So we have - we made improvements both in cost and in price.

                 And any time you get that kind of volume where you can go back to suppliers with a piece of business that big, you get pretty significant opportunities with the suppliers. They've got some opportunities from cost.

                 So it was also one of the reasons why it took a little bit longer to make sure the order came in because we needed to make sure that both suppliers were lined up around the new cost structure that we needed. And that we had time to discuss with the customer, the price.

Steve O'Rourke:  And with that precedent, is this the kind of gross margin we should be anticipating going forward for this type of business? I mean will we see these one-offs, which could be demonstrably lower or...

Man: No, I think for at least the next $120 million worth of the business you can kind of expect this margin.

                 And again, our objective, Steve, is to keep this up and to get the next piece of business somewhere in the 20%, 25% range. It might be tough to go beyond that but that will be our objective. But we don't want to go below where this piece of business is today.

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

Steve O'Rourke:  And on the ATI side of the house, have Spartan margins lagged where you expected them to be at this point?

Warren Kocmond:  This is Warren, Steve. No, I don't think so. As I mentioned at the beginning of the day, we're getting reasonable alignment with our cost reductions versus ramp.

                 And as we look forward, again we're starting to get our suppliers lined up in a fashion that will allow us to cost reduce on schedule versus again, our ship rate. So I think it looks pretty good and it's meeting our expectations.

Steve O'Rourke:  And one other question maybe for Steve. You're kind of turning over a significant element of the operational team with operations and CFO.

                 Is there any potential issue for continuity to impact just driving the operational focus here in the near-term? Or is everyone pretty much onboard? I know, Warren, you're relatively new there now.

Steve Schwartz:  Yeah, you actually - probably should ask Warren the first part.
                 I think Warren was pretty much onboard and full speed a month into it. So he's, I think, got a really good grip on it -- strong operational capability, adapting anywhere, knows our industry, knows our customers.

                 It's unfortunate to lose someone like David. He's going to a great opportunity. It's terrific. We'll look for someone who could step in and begin to contribute immediately.

Steve O'Rourke:  Thank you.

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

Operator:        Ladies and gentlemen, if there are any additional questions please press the star followed by the 1 at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers.

                 Our next question comes from Kevin Vassily with Susquehanna Financial Group. Please go ahead with your question.

(Andrew Biggs):  Good afternoon. This is (Andrew Biggs) for Kevin Vassily.
                 A couple of quick financial questions. First, do you have a goal for operating cash flow over the next two to three quarters?

Man:             That would be more guidance than we usually give you, (Andrew).

(Andrew Biggs):  Okay. How about for the next quarter - for the current quarter?

Man:             Continue positive, for sure.

(Andrew Biggs):  Okay. And what was CAPEX and depreciation in the June quarter?

David White:     (Andrew), this is David. I don't have the cash flow statement here in front of me but typically it's about a couple million dollars a quarter. So it's not real substantive.

(Andrew Biggs):  Okay. Similar to last quarter?

David White:     Yeah.

(Andrew Biggs):  The March quarter. Great. Thanks a lot.

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

Operator:        Ladies and gentlemen, this concludes today's question and
                 answer session. Management, please continue.

Man: Okay. Thanks, everybody, for joining us. We'll all be here in Fremont for the rest of the afternoon and happy to answer your questions. Bye.

Operator:        Ladies and gentlemen, this concludes the Asyst Technologies
                 First Quarter of 2005 conference call. If you would like to listen to a replay of today's conference, you may dial (303)
                 590-3000 and enter the access number of 11003702.

                 Once again, if you would like to listen to a replay of today's conference, you may dial (303) 590-3000 and enter the access number of 11003702.

                 Thank you for participating. You may now disconnect.

                                       END

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